Exhibit 99
For Immediate Release
Tandy Brands Accessories Elects David Lawhon Corporate VP of Operations
ARLINGTON, Texas—August 19, 2005 – Tandy Brands Accessories, Inc. (NASDAQ: TBAC) today announced that, effective August 16, 2005, David Lawhon has been elected Corporate Vice President of Operations by the company’s Board of Directors.
Lawhon replaces Stan Ninemire, who is leaving the company to pursue other opportunities.
Lawhon, who has worked at Tandy in various capacities for 42 years, was most recently the company’s President, Men’s & Women’s Operations & Distribution. In that position, Lawhon was responsible for the company’s manufacturing and distribution centers as well as purchasing and inventory control for the Men’s Division, ETON and the department store portion of the Women’s Division.
In his new position, Lawhon will continue to oversee divisional operations, manufacturing and distribution and take on additional responsibilities at the corporate level. Lawhon will report to J. S. B. (Britt) Jenkins, President and Chief Executive Officer of Tandy Brands.
“David is an exceptional and loyal employee who is a tremendous asset to Tandy Brands,” Jenkins noted. “He has served in every major position at the company and is well groomed for his new position.”
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, ties, socks, scarves, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Contact:
Tandy Brands Accessories, Inc.
J.S.B. Jenkins, 817/548-0090
britt_jenkins@tandybrands.com
or
Investor Relations:
Integrated Corporate Relations
Bill Zima, 203/682-8200
or
Media Relations:
Monarch Communications, Inc.
Jeff Siegel, 516/569-4271